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                                                                     Exhibit 5.1


August 18, 2000

IPVoice.com, Inc.
7585 East Redfield Road Suite 202
Scottsdale, AZ  85260

Re:   Registration Statement on Form SB-2
      IPVoice.com, Inc. Common Stock, Par Value $.001 Per Share

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Ladies and Gentlemen:

We are counsel for IPVoice.com, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement") as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on August 18, 2000 for the resale of up to 15,287,595 shares of common stock, $.001 par value, of the Company by selling stockholders (the "Shares").

In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that:

The issued Shares covered by the Registration Statement and registered on behalf of the Company are duly authorized, validly issued, fully paid and nonassessable. The Shares to be issued upon the conversion of the Series B Preferred Stock, $.001 par value of the Company and certain warrants and options, or to account for adjustments to the number of shares issuable under the Series B Preferred Stock and such warrants and options, as covered by the Registration Statement and registered on behalf of the Company, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Jennings, Strouss & Salmon, P.L.C.

JENNINGS, STROUSS & SALMON, P.L.C.